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                      [LETTERHEAD OF CHRYSLER CORPORATION]

                                                               February 23, 1998

Dear Stockholder:

     On February 4, 1998, your Board of Directors adopted a new stockholder rights plan to replace the Company's existing stockholder rights plan, which was adopted in 1988 and expires today.

     Like the rights plan adopted in 1988, the new plan is intended to ensure fair treatment of stockholders in the event of an unsolicited offer to acquire the Company.

     Under the new plan, one new right will be distributed for each share of Chrysler common stock outstanding at the close of business on February 23, 1998. The distribution of rights will not result in taxable income to you, will not affect Chrysler's per-share earnings, and will not change the way you currently trade your shares.

     Enclosed is a detailed summary of the rights being issued in connection with the new rights plan. While the plan is complex, its purpose is straightforward: to protect the interests of the Company's stockholders.

                                          Sincerely yours,